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                                                                  EXHIBIT 99.1


                                 PRESS RELEASE


              MEDICALOGIC ANNOUNCES RESULTS OF BANKRUPTCY AUCTION

HILLSBORO, ORE., MARCH 19, 2002 - MedicaLogic today announced that GE Medical Systems INFORMATION TECHNOLOGIES, a unit of General Electric Company, has been declared the winning bidder at an auction to acquire the digital health record business of MedicaLogic (OTC: MDLIQ), a provider of electronic medical records for outpatient settings.

GE Medical Systems initially announced its agreement to acquire the digital health record assets of MedicaLogic in January of this year. An auction was held in Wilmington, Delaware on March 18, 2002. GE Medical Systems' winning bid was for the amount of $35,250,000 and is subject to bankruptcy court approval that is expected to be received at a hearing today.

ABOUT MEDICALOGIC

MedicaLogic/Medscape, Inc. ("MedicaLogic", OTC:MDLIQ) is a leading provider of digital health records. The core of MedicaLogic's product portfolio is the industry-leading Digital Health Record (DHR). DHR applications and services are an integral part of the practice of medicine and are used every day by physicians and consumers across the country.

MedicaLogic's DHR enables physicians to access patient information, share data with existing systems, communicate among practice members and capture and store quantifiable data for patient-by-patient or population-based studies. The DHR also enables practice sites to interact with their patients electronically to answer questions, schedule appointments and address personal health concerns, while offering consumers private access to their medical records and related disease management information and services. More than 16 million patients now have digital records hosted on MedicaLogic systems. More information about MedicaLogic's products and services is available on the Web at www.medicalogic.com.

The Company, headquartered in Hillsboro, Oregon, currently employs approximately 200 people.

MedicaLogic and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

ABOUT GE MEDICAL SYSTEMS INFORMATION TECHNOLOGIES

GE Medical Systems INFORMATION TECHNOLOGIES provides hospitals and healthcare systems with advanced software and technologies to improve their clinical performance. The Company's expertise spans the areas of cardiology, patient monitoring, image management, clinical communications, clinical information systems and Six Sigma-based management tools to enable a real-time, integrated electronic medical record for the in-and outpatient settings. GE Medical Systems INFORMATION TECHNOLOGIES is a business of GE Medical Systems, an $8 billion global leader in medical imaging and technology. Additional information about GE Medical Systems can be found at WWW.GEMEDICAL.COM.

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FOR MORE INFORMATION CONTACT:
GE Medical Systems INFORMATION TECHNOLOGIES
Tesha Urban (414) 362-2351
TESHA.URBAN@MED.GE.COM

or

Alexa Venegas, Young & Roehr Group
(503) 222-0626 ext. 542
AVENEGAS@YOUNG-ROEHR.COM